Exhibit 99.50

NEWS RELEASE

For Immediate Release	Contacts:
Tom McGraw, Chief Executive Officer (650) 875-4864
Dave Curtis, Chief Financial Officer (650) 875-4862

Press Release
Available for Immediate Publication:  July 27, 2007

First National Bank of Northern California Reports Second Quarter 2007 Earnings of $0.60 Per Diluted Share

Source: FNB Bancorp (CA) (Bulletin Board: FNBG)
South San Francisco, California
Website: www.fnbnorcal.com

Contacts:
Tom McGraw, Chief Executive Officer (650) 875-4864
Dave Curtis, Chief Financial Officer (650) 875-4862

          FNB Bancorp (Bulletin Board: FNBG), parent company of First National Bank of Northern California, today announced operating earnings for the second quarter of 2007 of $1,727,000 or $0.60 per diluted share, compared to $2,109,000 or $0.73 per diluted share for the second quarter of 2006.  Results for the second quarter of 2006 included a non-recurring pretax gain on sale of Other Real Estate Owned of $756,000.  Total consolidated assets as of June 30, 2007 were $619,439,000 compared to $581,354,000 as of June 30, 2006. Certain amounts reported for 2006 have been reclassified to conform to the June 30, 2007 presentation. The reclassifications had no effect on Net earnings or  Stockholders’ equity.

          Financial Highlights: Second quarter, 2007
          Consolidated Statement of Earnings
          (in ‘000s except earnings per share amounts)

	Three months ended June 30,		Six months ended June 30,

	2007	2006	2007	2006

Interest income	$10,654	$8,928	$20,558	$17,765
Interest expense	3,429	2,168	6,515	4,119

Net interest income	7,225	6,760	14,043	13,646
Provision for loan losses	(180)	(163)	(330)	(356)
Non-interest income	1,142	1,827	2,146	4,143
Non-interest expense	5,808	5,303	11,566	10,789

Income before income taxes	2,379	3,121	4,293	6,644
Provision for income taxes	(652)	(1,012)	(1,107)	(2,087)

Net earnings	$1,727	$2,109	$3,186	$4,557

Basic earnings per share	$0.60	$0.74	$1.12	$1.60
Diluted earnings per share	$0.60	$0.73	$1.10	$1.57
Average assets	$621,665	$562,035	$608,917	$561,796
Average equity	$63,685	$57,885	$63,141	$57,238
Return on average assets	1.11%	1.50%	1.05%	1.62%
Return on average equity	10.85%	14.57%	10.09%	15.92%
Efficiency ratio	69%	62%	71%	61%
Net interest margin	5.13%	5.35%	5.12%	5.43%
Weighted average shares outstanding:
Basic	2,862	2,840	2,857	2,840
Diluted	2,892	2,904	2,891	2,907

Consolidated Balance Sheets
(In ‘000s)

	As of June 30, 2007	As of June 30, 2006

Assets
Cash and cash equivalents	$24,317	$32,478
Securities available for sale	87,371	126,154
Loans, net	463,523	383,816
Premises, equipment and leasehold improvements	13,763	12,979
Goodwill	1,841	1,841
Other assets	28,624	24,086

Total assets	$619,439	$581,354

Liabilities and stockholders’ equity:
Deposits:
Demand and NOW	$185,031	$187,971
Savings and money market	189,700	168,521
Time	142,765	129,069

Total deposits	517,496	485,561
Federal Home Loan Bank advances	30,000	30,000
Accrued expenses and other liabilities	8,334	7,407

Total liabilities	555,830	522,968
Stockholders’ equity	63,609	58,386

Total liabilities and stockholders’ equity	$619,439	$581,354

           “Our operating results during the second quarter of 2007 reflect the highly competitive environment in which we currently operate.  We have been able to grow our total deposits by  7% year over year, but our demand and NOW deposit balances slightly declined.  Net quarterly loans increased $79,707,000 year over year. The growth in loans occurred primarily within the commercial real estate segment of the portfolio. Our quarterly net interest income increased by $465,000 year over year, resulting in a net interest margin of 5.13% during the second quarter of 2007, compared to 5.12% during the first quarter of this year. Improvement in the net interest margin was attributable to higher loan volumes and an increase in yield obtained within the investment portfolio.  Our increased non-interest expenses year over year were primarily the result of increased marketing  and new product expenses designed to provide our customers with the latest deposit products, including remote capture capabilities,”  stated Tom McGraw, Chief Executive Officer.

          “We expect to be able to provide our customers innovative deposit products, such as our new remote capture product.  We plan to offer positive pay and lockbox products in the near future. In this extremely competitive environment, we are committed to providing our customers with the latest products and services.  Our challenge as we plan for the future is to deliver new products, while we control the growth in our noninterest expenses and provide a superior level of customer service.” noted Mr. McGraw.

           Cautionary Statement: This release contains certain forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those stated herein. Management’s assumptions and projections are based on their anticipation of future events and actual performance may differ materially from those projected. Risks and uncertainties which could impact future financial performance include, among others, (a) competitive pressures in the banking industry; (b) changes in the interest rate environment; (c) general economic conditions, either nationally or regionally or locally, including fluctuations in real estate values; (d) changes in the regulatory environment; (e) changes in business conditions or the securities markets and inflation; (f) possible shortages of gas and electricity at utility companies operating in the State of California, and (g) the effects of terrorism, including the events of September 11, 2001, and thereafter, and the conduct of war on terrorism by the United States and its allies. Therefore, the information set forth herein, together with other information contained in the periodic reports filed by FNB Bancorp with the Securities and Exchange Commission, should be carefully considered when evaluating its business prospects. FNB Bancorp undertakes no obligation to update any forward-looking statements contained in this release.